Oak Ridge Micro-Energy Settles Long-Term Lawsuit

Oak Ridge, TN - July 26, 2007 - Oak Ridge Micro-Energy (OTCBB: OKME), a leading developer and manufacturer of thin film rechargeable lithium-ion batteries, announces the Company settled its lawsuit Oak Ridge Micro-Energy vs. Timothy Rock, Andrew Goodell, Water & Gold Inc. and Jeffery Kohutka.

All shares that were subject to the preliminary injunction will be immediately returned to the Company and the earlier orders finding violations by defendants will be vacated. Mark Meriwether, President and CEO of Oak Ridge Micro-Energy, stated, “We are very glad to have this behind us and look forward to a prosperous future.”

About Oak Ridge Micro-Energy

Oak Ridge Micro-Energy Inc. produces thin film, solid-state batteries for commercial, consumer, industrial, homeland security, government and medical applications. The Oak Ridge Micro-Energy thin film battery is rechargeable, lithium-based, and the active battery layers are manufactured to be significantly thinner than common plastic wrap. The company's batteries are intended for applications such as wireless smart sensors that operate in harsh environments, security cards, radio frequency identification (RFID) tags, semiconductor non-volatile memory chips, and advanced medical devices. Initial production will target specialized high-margin markets. However, continued expansion of the company manufacturing capacity, internally and through partnerships, will allow the company to reduce the manufacturing costs per battery and move into larger markets, such as RFID tags and smart cards.

The company maintains offices in Oak Ridge, Tenn. and Salt Lake City. Additional information on Oak Ridge Micro-Energy Inc. may be obtained by visiting the company's Web site at http://www.oakridgemicro.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors inherent in doing business. Forward-looking statements may be identified by terms such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "forecasts," "potential," or "continue," or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The company has no obligation to update these forward-looking statements.